                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                  FORM 8-K/A

Current Report pursuant to Section 13 or 15(d) of the Securities Exchange Act of
                                     1934

       Date of Report (Date of earliest event reported): August 19, 1999

                        Commission File Number 0-29024

                                 BENTHOS, INC.
              --------------------------------------------------
              (Exact name of registrant as specified in charter).

        Massachusetts                                       04-2381876
--------------------------------                --------------------------------
(State or other jurisdiction of                          (I.R.S. Employer
incorporation or organization)                          Identification No.)

                               49 Edgerton Drive
                     North Falmouth, Massachusetts  02556
                     ------------------------------------
                   (Address of principal executive offices,
                              including zip code)

       Registrant's telephone number, including area code: (508) 563-1000
                                                           --------------

     This Current Report on Form 8-K/A amends the Current Report on Form 8-K filed by Benthos, Inc. (the "Company") on August 27, 1999 (the "Initial Report") to include certain financial information omitted pursuant to Item 7(a)(4) of Form 8-K and the consent of independent certified public accountants with respect to the audited financial statements.

ITEM 7.   FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

          (a)  Financial Statements of Datasonics, Inc.

                    Report of Independent Public Accountants.

                    Balance Sheets as of September 30, 1997 and 1998 and as of June 30, 1999.

                    Statements of Income for the years ended September 30, 1997 and 1998 and for the nine months ended June 30, 1998 and 1999.

                    Statements of Stockholders' Equity as of September 30, 1996, 1997 and 1998 and as of June 30, 1999.

                    Statements of Cash Flow for the years ended September 30, 1997 and 1998 and the nine months ended June 30, 1998 and 1999.

                    Notes to Financial Statements.

          (b)  Pro Forma Financial Information.

                    Pro Forma Condensed Consolidated Financial Statements.

                    Pro Forma Condensed Consolidated Balance Sheet as of June 30, 1999.

                    Pro Forma Condensed Consolidated Statement of Operations for the period ended September 30, 1998,

                    Pro Forma Condensed Consolidated Statement of Operations for the nine months ended June 30, 1999.

          (c) The following exhibits are furnished in accordance with the provisions of Item 601 of Regulation S-B:

               2.1 Asset Purchase Agreement among Benthos, Inc., Datasonics, Inc. and William L. Dalton and David W. Porta, dated August 18, 1999 (filed as an exhibit to the Initial Report).

               23.  Consent of Arthur Andersen LLP

     In accordance with Item 601 of Regulation S-B, the schedules and attachments to said agreement are omitted. Said schedules and attachments are listed in the table of contents to said agreement and will be provided to the Commission upon request.

                                      SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                           BENTHOS, INC.



                                           By: /s/ FRANCIS E. DUNNE, JR.
                                               --------------------------------
                                               Francis E. Dunne, Jr.,
                                               Chief Financial Officer and
                                                Treasurer



November 1, 1999

                   Report of Independent Public Accountants



To the Board of Directors of
Datasonics, Inc.:

We have audited the accompanying balance sheets of Datasonics, Inc. (a Massachusetts S corporation) as of September 30, 1997 and 1998, and the related statements of income, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Datasonics, Inc. as of September 30, 1997 and 1998, and the results of its income and its cash flows for the years then ended, in conformity with generally accepted accounting principles.



                              Arthur Andersen LLP



Boston, Massachusetts
September 20, 1999

                               DATASONICS, INC.

                                Balance Sheets



                                                      Assets
                                                                                September 30,               June 30,
                                                                          1997               1998             1999
                                                                                                            (unaudited)
Current Assets:
 Cash and cash equivalents                                            $     55,799       $    115,024       $     28,457
 Accounts receivable (less reserves of $20,000, $45,000 and
  $45,000, respectively)                                                 1,123,963          1,122,175          1,562,484
 Inventories                                                             1,086,829          1,588,314          1,240,682
 Prepaid expenses and other current assets                                  20,157             20,170              8,482
 Loan receivable                                                             1,375                  -             24,374
                                                                      ------------       ------------       ------------

     Total current assets                                                2,288,123          2,845,683          2,864,479

Property and Equipment--Net                                                297,445            252,303            229,589

Other Assets                                                               295,208            467,248            526,887
                                                                      ------------       ------------       ------------

     Total                                                            $  2,880,776       $  3,565,234       $  3,620,955
                                                                      ============       ============       ============

                                               Liabilities and Stockholders' Equity

Current Liabilities:
 Line of credit                                                       $    770,000       $    900,000       $    840,000
 Accounts payable                                                          655,627          1,111,696            836,424
 Accrued expenses                                                          362,897            451,257            346,161
 Customer deposits                                                               -            137,500             12,324
 Due to officers                                                             3,709             18,683             14,054
 Current maturities of notes payable                                       104,763             57,143            319,444
                                                                      ------------       ------------       ------------

     Total current liabilities                                           1,896,996          2,676,279          2,368,407

Notes Payable--Net of current maturities                                    68,254             11,111                  -

Commitments (Note 10)

Stockholders' Equity:
 Common stock, no par value-
  Authorized--12,500 shares
  Issued and outstanding--100 shares                                         1,000              1,000              1,000
 Retained earnings                                                         914,526            876,844          1,251,548
                                                                      ------------       ------------       ------------

     Total stockholders' equity                                            915,526            877,844          1,252,548
                                                                      ------------       ------------       ------------

     Total                                                            $  2,880,776       $  3,565,234       $  3,620,955
                                                                      ============       ============       ============

  The accompanying notes are an integral part of these financial statements.

                               DATASONICS, INC.

                             Statements of Income


                                                                                                   Nine Months Ended
                                                         Years Ended September 30,                      June 30,
                                                           1997            1998                  1998                1999
                                                                                             (unaudited)         (unaudited)
Sales                                                 $6,609,782          $7,317,588          $5,577,030          $6,479,075

Cost of Goods Sold                                     4,249,329           4,720,137           3,552,099           4,254,755
                                                      ----------          ----------          ----------          ----------

     Gross profit                                      2,360,453           2,597,451           2,024,931           2,224,320
                                                      ----------          ----------          ----------          ----------

Operating Expenses:
 Research and development                                485,466             710,407             381,344             386,366
 Selling, general and administrative                   1,401,820           1,448,784           1,017,274           1,184,389
                                                      ----------          ----------          ----------          ----------

     Total operating expenses                          1,887,286           2,159,191           1,398,618           1,570,755
                                                      ----------          ----------          ----------          ----------

Operating Income                                         473,167             438,260             626,313             653,565

Interest Expense                                        (103,010)            (95,797)            (70,278)            (77,915)

Other Income                                               4,131              19,951               2,461              14,496
                                                      ----------          ----------          ----------          ----------

     Income before provision for state                   374,288             362,414             558,496             590,146
     income taxes

Provision for State Income Taxes                           5,000               1,000               1,000                   -
                                                      ----------          ----------          ----------          ----------

     Net income                                       $  369,288          $  361,414          $  557,496          $  590,146
                                                      ==========          ==========          ==========          ==========

  The accompanying notes are an integral part of these financial statements.

                               DATASONICS, INC.

                      Statements of Stockholders' Equity



                                                          Common Stock                                    Total
                                                      Number of                          Retained      Stockholders'
                                                       Shares            Value           Earnings         Equity
Balance, September 30, 1996 (unaudited)                      100      $    1,000       $  675,716       $  676,716

 Distributions to stockholders                                 -               -         (130,478)        (130,478)

 Net income                                                    -               -          369,288          369,288
                                                      ----------      ----------       ----------       ----------

Balance, September 30, 1997                                  100           1,000          914,526          915,526

 Distributions to stockholders                                 -               -         (399,096)        (399,096)

 Net income                                                    -               -          361,414          361,414
                                                      ----------      ----------       ----------       ----------

Balance, September 30, 1998                                  100           1,000          876,844          877,844

 Distributions to stockholders                                 -               -         (215,442)        (215,442)

 Net income                                                    -               -          590,146          590,146
                                                      ----------      ----------       ----------       ----------

Balance, June 30, 1999 (unaudited)                           100      $    1,000       $1,251,548       $1,252,548
                                                      ==========      ==========       ==========       ==========

  The accompanying notes are an integral part of these financial statements.

                               DATASONICS, INC.

                           Statements of Cash Flows


                                                                                                   Nine Months Ended
                                                       Years Ended September 30,                        June 30,
                                                        1997                1998                1998                1999
                                                                                             (unaudited)         (unaudited)
Cash Flows from Operating Activities-
 Net income                                            $ 369,288           $ 361,414           $ 557,496           $ 590,146
 Adjustments to reconcile net income to net
  cash provided by operating activities-
  Depreciation                                           135,549              64,582              39,907              59,164
  Changes in assets and liabilities-
   Accounts receivable                                  (334,991)              1,788            (371,023)           (440,309)
   Inventories                                           271,907            (501,485)           (145,987)            347,632
   Prepaid expenses and other current
    assets                                                32,531                 (13)            (42,398)             11,688
   Loan receivable                                          (549)              1,375                 225             (24,374)
   Accounts payable                                       (3,382)            456,069             324,088            (275,580)
   Accrued expenses                                       45,951              88,360             (23,727)           (105,096)
   Customer deposits                                           -             137,500                   -            (125,176)
                                                       ---------           ---------           ---------           ---------
        Net cash provided by operating
        activities                                       516,304             609,590             338,581              38,095
                                                       ---------           ---------           ---------           ---------
Cash Flows from Investing Activities:
 Purchase of property and equipment                      (24,644)            (19,441)                  -             (36,142)
 Other assets                                            (93,476)           (172,040)           (106,620)            (59,639)
                                                       ---------           ---------           ---------           ---------

       Net cash used in investing activities            (118,120)           (191,481)           (106,620)            (95,781)
                                                       ---------           ---------           ---------           ---------

Cash Flows from Financing Activities:
 Net (repayments of) proceeds from line of
  credit                                                (180,000)            130,000             260,000             (60,000)
 Borrowings from notes payable                           100,000                   -                   -             300,000
 Repayments of notes payable                             (93,651)           (104,762)            (78,570)            (48,810)
 Net (repayments of) proceeds due to
  officers                                               (50,911)             14,974               7,116              (4,629)
 Distributions to stockholders                          (130,478)           (399,096)           (298,202)           (215,442)
                                                       ---------           ---------           ---------           ---------

       Net cash used in financing activities            (355,040)           (358,884)           (109,656)            (28,881)
                                                       ---------           ---------           ---------           ---------
Net Increase (Decrease) in Cash and
Cash Equivalents                                          43,144              59,225             122,305             (86,567)

Cash and Cash Equivalents, beginning of
period                                                    12,655              55,799              55,799             115,024
                                                       ---------           ---------           ---------           ---------

Cash and Cash Equivalents, end of period               $  55,799           $ 115,024           $ 178,104           $  28,457
                                                       =========           =========           =========           =========
Supplemental Disclosure of Cash Flow
 Information:
 Interest paid during year                             $ 109,298           $  95,952           $  70,394           $  75,905
                                                       =========           =========           =========           =========

  The accompanying notes are an integral part of these financial statements.

                                DATASONICS, INC.

                         Notes to Financial Statements

               (Including data applicable to unaudited periods)



(1)  Operations

     Datasonics, Inc. (the Company) develops, manufactures and sells acoustical oceanographic equipment.

     The Company is subject to a number of risks common to companies in similar stages of development, including dependence on key individuals, competition from substitute products and larger companies, the need for adequate financing to fund future operations and for successful development and marketing of the Company's products.

(2)  Significant Accounting policies

     The accompanying financial statements reflect the application of certain significant accounting policies, as described in this note and elsewhere in these notes to the financial statements.

     (a)  Use of Estimates in the Preparation of Financial Statements

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     (b)  Interim Unaudited Financial Statements

          The accompanying balance sheet as of June 30, 1999, the statements of income and cash flows for the nine-month periods ended June 30, 1998 and 1999 and the statement of stockholders' equity for the nine month period ended June 30, 1999 are unaudited. In the opinion of management, these financial statements include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of results for these interim periods. The results of operations for the nine month periods ended June 30, 1998 and 1999 are not necessarily indicative of the results to be expected for the entire fiscal year.

     (c)  Concentrations of Credit Risk

          Statement of Financial Accounting Standards (SFAS) No. 105, Disclosure of Information About Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentrations of Credit Risk, requires disclosure of any significant off-balance-sheet and credit risk concentrations. Financial instruments that subject the Company to credit risk consist primarily of cash equivalents and trade accounts receivable. The Company has not experienced any significant losses related to its accounts receivable and maintains an allowance for potential credit losses.

                               DATASONICS, INC.

                         Notes to Financial Statements

               (Including data applicable to unaudited periods)

                                  (Continued)

     The Company had a total of seven customers whose accounts receivable balances individually represented a significant percentage of total accounts receivable in certain or all years or periods, as follows:

                                                              Nine Months
                                                                 Ended
                                                                June 30,
                                  Years Ended September 30,       1999
                                    1997         1998          (unaudited)

     C&C Technology                   16%           -%             -%
     RJE International                27           12              -
     Accusonic Technology              -           12              -
     Communication Technology          -            9             12
     Naval Oceanographic Office        -           23              -
     University of Alabama             -           11              -
     Defense Supply Center-Richmond    -            -             53

     The Company had a total of four customers whose revenues individually represented a significant percentage of total revenue in certain or all years or periods, as follows:

                                                             Nine Months Ended
                                  Years Ended September 30,       June 30,
                                    1997           1998      1998         1999
                                                                (unaudited)

     RJE International              29%             24%       24%          16%
     Communication Technology        -              12        12            -
     Defense Finance-U.S.
       Government                    -              18        16           26
     ORE International               -              11        -             -

(d)  Cash and Cash Equivalents

     The Company considers highly liquid investments purchased with an original maturity of 90 days or less at the time of acquisition to be cash equivalents. Cash equivalents consist of money market investments and checking accounts carried at cost, which approximates fair market value.

                               DATASONICS, INC.

                         Notes to Financial Statements

               (Including data applicable to unaudited periods)

                                  (Continued)

(e)  Depreciation

     Property and equipment are stated at cost and depreciated using the straight-line method over the estimated useful lives of the related assets, as set forth below:

                                                    Estimated
                Asset Classification               Useful Life

               Machinery and equipment               5 years
               Furniture and fixtures                5 years
               Leasehold improvements               10 years

(f)  Income Taxes

     The Company has elected to be taxed as an S Corporation under the provisions of the Internal Revenue Code. For federal tax purposes, the shareholders of the S Corporation report their proportionate share of the Corporation's income, expenses and tax credits. Therefore, no provision has been made for federal income rates. A provision for state taxes has been recorded relative to states that do not fully recognize S Corporation status.

(g)  Research and Development

     Research and development costs are charged to operations when incurred and are included in operating expenses.

(h)  Revenue Recognition and Warranty Costs

     The Company recognizes revenue upon shipment and provides for estimated warranty costs at that time. Amounts received from customers for future delivery are shown as customer deposits in the accompanying consolidated balance sheets. The Company also does work under government contracts that is subject to audit. Revenue under these contracts is recognized upon shipment of product or under the percentage-of-completion method when there are partial or no deliveries of products.

(i)  Comprehensive Income

     In June 1997, the FASB issued SFAS No. 130, Reporting Comprehensive Income. Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from nonowner sources. The Company did not have any components of comprehensive income in addition to its reported net income.

                               DATASONICS, INC.

                         Notes to Financial Statements

               (Including data applicable to unaudited periods)

                                  (Continued)


     (j)  Financial Instruments

          The estimated fair value of the Company's financial instruments, which include cash and cash equivalents, accounts receivable and debt, approximate their carrying value.

(3)  Inventories

     Inventories are stated at the lower of cost or market. Cost is determined by the first-in, first-out method and consists of the following:


                                          September 30,              June 30,
                                      1997            1998             1999
                                                                   (unaudited)

          Raw materials          $  457,222       $  750,448       $  529,311
          Work-in-process           377,409          483,786          613,055
          Finished goods            252,198          354,080           98,316
                                 ----------       ----------       ----------

                  Total          $1,086,829       $1,588,314       $1,240,682
                                 ==========       ==========       ==========


(4)  Property and Equipment

     Property and equipment consist of the following:



                                            September 30,           June 30,
                                       1997             1998          1999
                                                                  (unaudited)

          Machinery and equipment $  832,778       $   824,063     $ 857,590
          Furniture and fixtures     141,461           158,460       161,075
          Leasehold improvements     111,985           123,142       123,142
                                  ----------        ----------    ----------

                                   1,086,224         1,105,665     1,141,807

          Less--Accumulated
           depreciation              788,779           853,362       912,218
                                  ----------        ----------    ----------
             Property and
              equipment, net      $  297,445        $  252,303    $  229,589
                                  ==========        ==========    ==========

                               DATASONICS, INC.

                         Notes to Financial Statements

               (Including data applicable to unaudited periods)
                                  (Continued)


(5)  Other Assets

     Other assets consist of the following:

                                                   September 30,      June 30,
                                                1997        1998       1999
                                                                     (unaudited)
          Cash surrender value of officers'
           life insurance                     $ 270,034  $  414,336  $ 457,219
          Deposits                               25,174      52,912     69,668
                                             ----------  ----------  ---------
             Total                            $ 295,208  $  467,248  $ 526,887
                                             ==========  ==========  =========

(6)  Line of Credit

     The Company has a $1,000,000 line-of-credit agreement with a bank at September 30, 1997, 1998 and June 30, 1999. Interest is charged at the bank's prime rate (8.25% at September 30, 1998), plus 1%. The line of credit is secured by all assets of the Company.

     At September 30, 1997, 1998 and June 30, 1999, the unused portion of the line of credit amounted to $230,000, $100,000 and $160,000, respectively.

                                DATASONICS, INC

                         Notes to Financial Statements

               (Including data applicable to unaudited periods)

                                  (Continued)

(7)  Notes Payable

     Notes payable consists of the following:

                                              September 30,         June 30,
                                             1997        1998        1999
                                                                  (unaudited)

     Note payable to a bank, secured
      by property and equipment, payable
      in monthly installments of $2,778
      plus interest at the bank's prime
      rate (8.25% at September 30, 1998)
      plus 1.25% per annum, due January
      2000.                                $ 77,779     $ 44,444    $ 19,444

     Note payable to a bank, secured
      by property and equipment,
      payable in monthly installments
      of $5,952 plus interest at the
      bank's prime rate (8.25% at
      September 30, 1998) plus 1.25%
      per annum, due January 1999.           95,238       23,810           -
                                           --------     --------     -------
              Total                         173,017       68,254      19,444

              Less--Current maturities      104,763       57,143      19,444
                                           --------     --------     -------

              Notes payable--Net           $ 68,254     $ 11,111     $     -
                                           ========     ========     =======

   On February 23, 1999, the Company entered into a note payable with a bank for $300,000 with interest at the bank's prime rate (7.75% at June 30, 1999) plus 0.5% per annum. This note was repaid on July 24, 1999.

                               DATASONICS, INC.

                         Notes to Financial Statements

               (Including data applicable to unaudited periods)

                                  (Continued)

(8)  Accrued Expenses

     Accrued expenses consist of the following:

                                                 September 30,        June 30,
                                              1997         1998         1999
                                                                     (unaudited)
          Salaries and related expenses     $118,951      $133,790     $137,176
          Accrued warranty                   105,000       105,000      105,000
          Other                              138,946       212,467      103,985
                                            --------      --------     --------
                  Total                     $362,897      $451,257     $346,161
                                            ========      ========     ========

(9)  Retirement Plans

     The Company has a 401(k) profit sharing plan covering substantially all employees. The plan allows the Company to match 50% of each employee's contribution to the extent that the employee's contribution does not exceed 4% of the employee's compensation. The Company's contribution to the plan for the years ended September 30, 1997 and 1998 amounted to $29,982 and $131,673, respectively, and $23,526 and $24,409 for the nine month periods ended June 30, 1998 and 1999, respectively.

(10) Related Party Lease

     The Company leases manufacturing and office space from its stockholders under an operating lease agreement. Monthly lease payments are $11,100. The original lease agreement expired on December 31, 1998, however the Company extended the lease effective January 1, 1999 through December 31, 2002.

     Total rent expense was $133,200 for each of the years ended September 30, 1997 and 1998, and $99,900 for each of the nine month periods ended June 30, 1998 and 1999.

(11) Sale of Assets

     On August 19, 1999, the Company sold substantially all of its assets to Benthos, Inc., pursuant to the Asset Purchase Agreement dated August 18, 1999, for approximately $6.65 million in cash, plus the assumption of certain liabilities.

             Pro Forma Condensed Consolidated Financial Statements

On August 19, 1999, Benthos, Inc. (the Company) acquired substantially all of the assets and assumed certain liabilities of Datasonics, Inc. (Datasonics) for approximately $6.7 million. The purchase price is subject to adjustment, primarily depending upon the determination of the "net asset value" of the acquired assets and assumed liabilities. The purchase price was negotiated at arm's length with Datasonics, which had a limited relationship as a customer with the Company in the past. The source of funds for the acquisition was a combination of the Company's available cash as well as a $5.5 million note payable entered into with a bank. The note is secured by substantially all the assets of the Company and is due in 84 monthly installments with interest at prime less .25% or 7.75% for the first year. After the first year, or at any time during the during the term of the note, the Company may elect to fix the interest rate at 2.25% above the Federal Home Loan Bank of Boston Rate, as defined, or the Company can continue to pay interest at prime less .25%. Payments under this note end in August 2006.

The acquisition was accounted for using the purchase method of accounting. The net purchase price, plus acquisition costs, was allocated to tangible assets and intangible assets. A significant portion of the purchase price was identified in an appraisal as intangible assets, including approximately $750,000 of acquired in-process research and development (see discussion in Note 1 to September 30, 1998 and June 30, 1999 Pro Forma Condensed Consolidated Statements of Operations).

The accompanying Pro Forma Statements of Operations for the year ended September 30, 1998 and the nine months ended June 30, 1999, assume that the acquisition took place on October 1, 1997. The accompanying Pro Forma Condensed Consolidated Balance Sheet as of June 30, 1999, assumes that the acquisition took place on June 30, 1999. The notes to the pro forma financial statements describe the pro forma amounts and adjustments presented below.

The Pro Forma Condensed Consolidated Statements of Operations do not include the effects of any non-recurring write-offs directly attributable to the acquisition and are not necessarily indicative of the actual results that would have been achieved had the acquisition occurred at the beginning of the respective periods, nor do they purport to indicate the results of future operations of the Company. The accompanying Pro Forma Condensed Consolidated Financial Statements should be read in conjunction with the Company's and Datasonics's historical financial statements and related notes thereto.

                                 BENTHOS, INC.
                Pro Forma Condensed Consolidated Balance Sheet
                                (In Thousands)
                                  (Unaudited)

                                                                                 June 30, 1999
                                                    -----------------------------------------------------------------------
                                                      Historical         Historical           Pro Forma          Pro Forma
                                                        Benthos          Datasonics          Adjustments        Consolidated
                   ASSETS

Current Assets:
 Cash and cash equivalents                          $      4,413      $          28          $    (511)/(1)/      $   3,930
 Accounts receivable, net                                    842              1,562                  -                2,404
 Inventories                                               3,769              1,241                  -                5,010
 Prepaid expenses and other current assets                    62                 33                 (9)/(2)/             86
 Deferred tax asset                                          651                  -                  -                  651
                                                    ------------      -------------      -------------         ------------

     Total current assets                                  9,737              2,864               (520)              12,081

Property and equipment, net                                1,625                230                (49)/(2)/          1,806

Other assets                                                 344                527              4,106 /(1)/          4,450
                                                                                                  (527)/(2)/
                                                    ------------      -------------      -------------         ------------
                                                    $    $11,706      $       3,621      $       3,010         $     18,337
                                                    ============      =============      =============         ============
LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
 Line of credit                                     $          -      $         840      $        (840)/(2)/     $        -
 Accounts payable                                            609                836                  -                1,445
 Accrued expenses                                          1,390                361                725 /(1)/          2,423
                                                                                                   (53)/(2)/
Customer deposits                                            205                 12                  -                  217
 Current maturities of long-term notes
  payable                                                      -                319                786 /(1)/            786
                                                                                                  (319)/(2)/
                                                    ------------      -------------      -------------         ------------

     Total current liabilities                             2,204              2,368                299                4,871

Long-Term Notes Payable, net of current
 portion                                                       -                  -              4,714 /(1)/          4,714

Stockholders' Equity                                       9,502              1,253             (2,630)/(1)/          8,752
                                                                                                   627 /(2)/
                                                    ------------      -------------      -------------         ------------
     Total liabilities and stockholders'
     equity                                         $     11,706      $       3,621      $       3,010         $     18,337
                                                    ============      =============      =============         ============

Note 1: For the purposes of this Pro Forma Condensed Consolidated Balance Sheet, the purchase of substantially all of the assets and the assumption of certain liabilities of Datasonics is assumed to have occurred on June 30, 1999.

Note 2: The following is a description of each of the pro forma adjustments.

  (1) Record the purchase of substantially all of the assets and the assumption of certain liabilities of Datasonics, as of June 30, 1999. The purchase price of approximately $6.7 million was financed through a $5.5 million note with a bank and the Company's available cash. In addition, the purchase price includes approximately $725,000 for the estimated professional fees and expenses related to the acquisition. This amount has been recorded as an adjustment to accrued expenses and other assets (goodwill).

  (2) Eliminate Datasonics assets not acquired by the Company, including prepaid expenses of $9,000, leasehold improvements of $49,000 and other assets of $527,000, and eliminate Datasonics liabilities not assumed by the Company, including accrued expenses of $53,000 and borrowings under the line of credit and notes payable totaling $1,159,000.

                                 BENTHOS, INC.
           Pro Forma Condensed Consolidated Statement of Operations
                (In Thousands, Except Share and Per Share Data)
                                  (Unaudited)

                                                                  For The Period Ended September 30, 1998
                                              ------------------------------------------------------------------------------
                                                 Historical         Historical               Pro Forma           Pro Forma
                                                   Benthos          Datasonics              Adjustments         Consolidated
Revenue:
 Sales                                        $        14,038     $         7,317        $             -       $        21,355
 Cost of sales                                          7,529               4,720                      -                12,249
                                              ---------------     ---------------        ---------------       ---------------

     Gross profit                                       6,509               2,597                      -                 9,106

Operating Expenses:
 Research and development                               1,239                 710                      -                 1,949
 Selling, general and administrative                    4,374               1,449                    462 /(1)/           6,274
                                                                                                     (11)/(2)/
                                              ---------------     ---------------        ---------------       ---------------

     Total expenses                                     5,613               2,159                    451                 8,223
                                              ---------------     ---------------        ---------------       ---------------

     Operating income                                     896                 438                   (451)                  883

Other Income (Expenses):
 Interest expense                                         (41)                (96)                  (399)/(3)/             (440)
                                                                                                      96 /(4)/
 Other income                                             165                  20                      -                    185
                                              ---------------     ---------------        ---------------        ---------------

     Total other income (expenses)                        124                 (76)                  (303)                 (255)
                                              ---------------     ---------------        ---------------       ---------------

     Income before taxes                                1,020                 362                   (754)                  628

Provision for Income Taxes                                305                   1                   (118)/(5)/             188
                                              ---------------     ---------------        ---------------       ---------------

     Net income                               $           715     $           361        $          (636)      $           440
                                              ===============     ===============        ===============       ===============

Basic Earnings Per Share                      $          0.54                                                  $          0.34
                                              ===============                                                  ===============

Diluted Earnings Per Share                    $          0.52                                                  $          0.32
                                              ===============                                                  ===============

Weighted Number of Shares Outstanding               1,314,323                                                        1,314,323
                                              ===============                                                  ===============
Weighted Number of Shares Outstanding,
assuming dilution                                   1,387,130                                                        1,387,130
                                              ===============                                                  ===============


Note 1: For the purposes of this Pro Forma Condensed Consolidated Statements of Operations, the acquired in-process research and development was assumed to have been written-off prior to the period presented herein, so that the statements of operations includes only recurring costs.

Note 2: The following is a description of each of the pro forma adjustments.

   (1) Record annual amortization of goodwill and other identified intangible assets related to the Datasonics acquisition, assuming amortization periods from six to thirteen years. The estimated useful lives are based on periods of economic benefit.

   (2) Elimination of Datasonics amortization expense of $11,000 related to leasehold improvements, not acquired by the Company.

   (3) Record interest expense of $399,000 related to assumed additional borrowing of approximately $5.5 million to finance the Datasonics asset purchase, assumed interest rate of 7.75%.

   (4) Elimination of Datasonics interest expense of $96,000 related to the borrowings under the line of credit and notes payable, not assumed by the Company.

   (5) Record an adjustment to the provision for income taxes based on pro forma consolidated income before taxes using the Company's effective income tax rate.

                                 BENTHOS, INC.
           Pro Forma Condensed Consolidated Statement of Operations
                (In Thousands, Except Share and Per Share Data)
                                  (Unaudited)

                                             ---------------------For The Nine Months Ended June 30, 1999----------------------
                                                   Historical         Historical              Pro Forma            Pro Forma
                                                    Benthos           Datasonics             Adjustments          Consolidated
Revenue:

 Sales                                       $         12,926    $           6,479       $              -      $          19,405
 Cost of sales                                          7,384                4,255                      -                 11,639
                                             ----------------    -----------------       ----------------      -----------------

     Gross profit                                       5,542                2,224                      -                  7,766

Operating Expenses:
 Research and development                                 961                  386                      -                  1,347
 Selling, general and administrative                    3,269                1,185                    347 (1)              4,792
                                                                                                       (9)(2)
                                             ----------------    -----------------       ----------------      -----------------

     Total expenses                                     4,230                1,571                    338                  6,139
                                             ----------------    -----------------       ----------------      -----------------

     Operating income                                   1,312                  653                   (338)                 1,627

Other Income (Expenses):
 Interest expense                                           -                  (78)                  (259)(3)               (259)
                                                                                                       78 (4)
 Other income                                             118                   15                      -                    133
                                             ----------------    -----------------       ----------------      -----------------

     Total other income (expenses)                        118                  (63)                  (181)                  (126)
                                             ----------------    -----------------       ----------------      -----------------

     Income before taxes                                1,430                  590                   (519)                 1,501

Provision for Income Taxes                                429                    -                     21(5)                 450
                                             ----------------    -----------------       ----------------      -----------------

     Net income                              $          1,001    $             590       $           (540)     $           1,051
                                             ================    =================       ================      =================

Basic Earnings Per Share                     $           0.74                                                  $            0.78
                                             ================                                                  =================

Diluted Earnings Per Share                   $           0.72                                                  $            0.75
                                             ================                                                  =================

Weighted Number of Shares Outstanding               1,352,721                                                          1,352,721
                                             ================                                                  =================
Weighted Number of Shares Outstanding,
assuming dilution                                   1,394,728                                                          1,394,728
                                             ================                                                  =================

Note 1: For the purposes of this Pro Forma Condensed Consolidated Statements of Operations, the acquired in-process research and development was assumed to have been written-off prior to the period presented herein, so that the statements of operations includes only recurring costs.

Note 2: The following is a description of each of the pro forma adjustments.

(1) Record nine months of amortization of goodwill and other identified intangible assets relating to the Datasonics acquisition, assuming amortization periods from six to thirteen years. The estimated useful lives are based on periods of economic benefit.

(2) Elimination of Datasonics amortization expense of $9,000 related to leasehold improvements, not acquired by the Company.

(3) Record interest expense of $259,000 related to assumed additional borrowing of approximately $5.5 million to finance the Datasonics asset purchase, assumed interest rate of 7.75%.

(4) Elimination of Datasonics interest expense of $78,000 related to the borrowing under the line of credit and notes payable, not assumed by the Company.

(5) Record an adjustment to the provision for income taxes based on pro forma consolidated income before taxes using the Company's effective income tax rate.